SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2005

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)
555 Brooksbank Avenue
North Vancouver
British Columbia V7S 3S5
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code) (604) 983-5555

               NO CHANGE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On April 8, 2005, we amended our credit agreement with JP Morgan Chase Bank, National Association and the other lenders that are parties thereto to allow for the transactions with Maple Pictures Corp. discussed below under Item 8.01. In addition, the amendment eliminates our US$15 million Canadian dollar facility, increases our U.S. dollar revolving credit facility by the same amount and increases our permitted overhead expense for the fiscal year ended March 31, 2005. A copy of the amendment is attached as an exhibit and is incorporated herein by reference in its entirety.

Item 8.01. Other Events.

     On April 13, 2005, we announced our new library and output agreements with Maple Pictures Corp., a Canadian corporation, for the distribution of Lions Gate’s motion picture, television and home video product in Canada. As part of this transaction, Maple Pictures Corp. purchased a majority of our interest in Christal Distribution, a number of production entities and other key Lions Gate distribution assets in Canada. We also acquired a minority interest in Maple Pictures Corp.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Amendment No. 5 to the Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of March 31, 2005, by and among Lions Gate Entertainment Corp., Lions Gate Entertainment Inc., the Guarantors referred to therein, the Lenders referred to therein, JP Morgan Chase Bank, National Association, JP Morgan Chase Bank, National Association (Toronto Branch), Fleet National Bank and BNP Paribas, dated as of December 15, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIONS GATE ENTERTAINMENT CORP.
Date: April 13, 2005	By:	/s/ James Keegan
		Name:	James Keegan
		Title:	Chief Financial Officer